EXHIBIT 99.1

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Viveve Medical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: May 21, 2015

Charles Schwab & Co. Inc. for the benefit of James Gregory Atkinson IRA Contributory Account# 1125-5459 By: James Atkinson, Beneficiary By: /s/ James Atkinson

Atkinson Family Revocable Trust Dated 8/26/2013 By: James Atkinson, Trustee By: /s/ James Atkinson

/s/ James Atkinson
James Atkinson